Exhibit 99(a)(1)(C)
Lime Energy Co.
ELECTION FORM
PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 28, 2009
To: Lime Energy Co.

From:
Employee Name
☐     I choose not to participate in the Exchange Offer at this time.
☐     I choose to participate in the Exchange Offer and acknowledge and understand that:
     I have received the Offer to Exchange dated January 28, 2009.
     Lime Energy Co. (“Lime”) has informed me that, as described in the Offer to Exchange, if I elect to participate in the Offer, I may exchange any or all of my outstanding stock option awards that have an exercise price of at least $8.00 per share (“Eligible Options”) for replacement options that will entitle me to purchase a fewer number of shares of Lime common stock at an exercise price equal to the Offer Price (“Replacement Options”). As defined in the Offer to Exchange, the “Offer Price” is equal to the closing price for a share of our common stock on the date my Eligible Options are cancelled. Lime has further informed me that each Replacement Option will follow the same vesting schedule as that of the Eligible Option I am tendering for exchange. Lime has advised me that I must continue to provide service to Lime through the required vesting periods to become entitled to retain the underlying shares of common stock vesting at the end of each vesting period.
     I have reviewed the table of my Eligible Options contained in Annex A, and I confirm that I hold the options listed. I have indicated my decision with respect to whether I wish to exchange a particular Eligible Option by checking “Yes” or “No” and writing my initials adjacent to that Eligible Option listed in Annex A. By completing, signing and delivering this Election Form, I hereby elect to exchange each of the Eligible Options I have so indicated by checking “Yes.” For each Eligible Option I have elected to exchange, Lime has informed me that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Election Form (which together constitute the “Offer”), a Replacement Option that will entitle me to purchase the number of shares of Lime common stock set forth in the “Number of Shares” column in the table in Annex A with respect to such Replacement Option. Lime has informed me that if I have returned an Election Form in a timely fashion but have not indicated my election by checking either “Yes” or “No” and writing my initials next to any option grants in the table in Annex A that Lime will treat my election as a “No” for each such Eligible Option.
     If, before the expiration of the Offer, I wish to exercise some or all of the Eligible Options I am electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Section 5 of the Offer to Exchange.
     I acknowledge that upon the occurrence of any of the conditions set forth in Section 7 of the Offer to Exchange, Lime may terminate or amend the Offer and postpone its acceptance and cancellation of any Eligible Options I elect for exchange.
     I acknowledge that the Replacement Options will be subject to the terms and conditions set forth therein, which will constitute a contract between Lime and me.
     I hereby represent and warrant that I have full power and authority to elect to exchange the options exchanged hereby and that, when and to the extent such options are accepted for exchange by Lime, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Lime to be necessary or desirable to complete the exchange of the options I am electing to exchange.

Election Form – page 1 of 3

     All authority conferred or agreed to be conferred by this Election Form shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.
     By signing this Election Form, I acknowledge that my election to exchange my Eligible Options pursuant to the procedure(s) described in Section 4 of the Offer to Exchange and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the Offer. Lime’s acceptance of the options for exchange pursuant to the Offer will constitute a binding agreement between Lime and me, upon the terms and subject to the conditions of the Offer to Exchange and this Election Form.
     I acknowledge that I expect no financial compensation from the exchange and cancellation of my options. I also acknowledge that in order to participate in the Offer to Exchange I must be an eligible employee of Lime from the date when I elect to exchange my Eligible Options through the date when the Offer expires. I further acknowledge that if I do not remain an eligible employee, I will not receive any Replacement Options or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the Offer to Exchange.
     I hereby give up all ownership interest in the options that I elect to exchange, and I have been informed that they will become null and void on the date Lime accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of Lime’s common stock under the Eligible Options accepted by Lime for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Lime accepts my options for exchange.
     I hereby expressly acknowledge that Lime has advised me to consult with my own advisors as to the legal and tax consequences of participating or not participating in the Offer.

Employee Signature	Date and Time

Employee Name Printed	Lime Office in Which Employed

Daytime Telephone Number	E-mail Address

Election Form – page 2 of 3

Lime Energy Co.
ELECTION FORM
PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 28, 2009
ANNEX A
Employee Name:
IMPORTANT: For each of your outstanding Eligible Options listed below, please mark “Yes” if you wish to exchange that option for a Replacement Option, or mark “No” if you do not wish to exchange that Eligible Option. You may elect to exchange any, all or none of your Eligible Options. Please initial next to each entry.

ELIGIBLE OPTIONS				REPLACEMENT
		Original		OPTIONS
Grant	Outstanding	Exercise	EXCHANGE	Number	EXCHANGE INSTRUCTIONS
Date	Shares	Price	RATIO	of Shares	YES	NO	Initials
Please note that Lime will not issue any fractional Replacement Options. The applicable amounts in the column headed “Number of Shares” have been rounded to the nearest whole number.

Employee Signature	Date and Time

Employee Name Printed	Lime Office in Which Employed

Daytime Telephone Number	E-mail Address

Election Form –page 3 of 3